UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SCIENTIFIC TECHNOLOGIES INCORPORATED

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Filed by Scientific Technologies Incorporated
Pursuant to Rule 14a-12 of the
Securities Exchange Act of 1934
Subject Company: Scientific Technologies Incorporated
Commission File No. 0-12254

The following is a series of Questions and Answers (Q&As) distributed by Scientific Technologies Incorporated (STI) relating to certain proposed transactions. The Q&A was distributed by Joseph J. Lazzara, STI's President and Chief Executive Officer , to STI's employees via electronic mail.

STI Employees'
Questions and Answers
Regarding the Acquisition by Omron
April 25, 2006

  Who is Omron?

  Headquartered in Kyoto, Japan, OMRON Corporation is a global leader in the field of automation, sensing and control technology with $6 billion in annual revenue. Established in 1933 and headed by President and CEO Hisao Sakuta, OMRON has more than 26,000 employees in over 35 countries working to provide products and services to customers in a variety of fields including industrial automation, electronic components, social systems (ticket gate machines, ticket vending machines, and traffic control), and healthcare. Visit www.omron.com for more details.

  Why is Omron acquiring the STI Safety Product Group?

  This acquisition supports Omron's growth strategy, allowing it to couple its existing automation and sensing products with STI's full array of safety products and services. Together, Omron and STI will be a leading, strategic global supplier satisfying industry's needs for improved safety, quality, and productivity in the manufacture of goods.

  Why is STI selling at this time?

  From our modest beginnings, STI has grown to become the leading provider of safety automation products and services in North America. We are very proud of our accomplishments, but realize that as our markets become more global, STI would be able to achieve greater success if we are part of a larger, global automation supplier organization. Omron is that organization. In addition, it has become increasingly more expensive to remain a small public company. For example, we estimate that it costs us about one million dollars a year just to be public, money that we cannot use for other purposes, such as investing in new products and services.

  Did Omron look at other companies that sell safety products?

  Absolutely, and they believe STI is the best fit for satisfying Omron's goals to be a leading, global supplier of safety equipment. The combination will allow existing and future customers to be served with a full array of complementary products and services. It will solidify Omron's relationships within certain vertical markets worldwide including automotive and packaging. This acquisition helps position Omron in the safety market as a provider to customers of value-added solutions and services.

  Is Omron interested in STI Machine Services?

  Yes! Omron fully intends to expand the opportunity that STI Machine Services provides, and will explore adding additional locations across the US to perform localized service and repair functions, as well as safety integration.

  How will the acquisition be integrated into Omron?

  The integration, which was identified as an important component to our future success, will begin in second half of 2006. Both companies will work to preserve what has ensured both companies' past successes, including distributor channels, product development and flexible manufacturing.

  What's the benefit to STI to becoming a part of Omron?

  STI and Omron each bring significant strengths. Each is a leader in its space; so that together we can offer customers a full array of automation solutions for customers. Omron's global capabilities can help STI penetrate new and existing markets, manufacture its products efficiently and effectively, and continue to create innovative new products.

  What is the timeline? When will STI be fully acquired by Omron?

  We expect to close the deal during the summer of 2006, perhaps in the July to August time frame, subject to customary regulatory and shareholder approvals as well as the completion of the sale of the STI's Automated Product Group.

  What will happen to APG?

  APG will be sold and established as a separate company which is currently contemplated to be owned by some of the management team, namely the Lazzara family. It will continue to be operated and located in Logan, Utah. Jim Vella will continue to manage the new APG, only as a separate company from STI.

  What will happen to STI Employee medical and 401K benefits?

  The short answer, for the short term is nothing. We will remain on our existing 401K, medical and dental plans. Omron also uses Aetna for their medical plans! Omron has a 401K match that is the same as STI's match - 50% of the first 6% contributed. We may move to use the same 401K as Omron in 2007, and if so, all of your balances will be transferred.

  What will happen to my accrued vacation?

  Nothing, your vacation is yours to take as you would normally under STI's policy.

  Will STI continue to exist?

  Yes! STI will just be owned by Omron, instead of the public. When the transaction is completed, STI will be a private company and will no longer be public. Our products will continue to be labeled with the STI brand.

  What will happen to my stock options and employee stock purchase plan?

  If you hold stock options, you are able to exercise during an open period, as per our usual requirements. Any options which are unvested at closing will become 100% vested. If you do not exercise your option and you hold "in the money" options at the closing of the transaction with Omron, you will receive cash merger consideration for your options (net of the exercise price), just as if they were exercised. The employee stock purchase plan will continue to work as before, except that the plan will terminate on June 30, 2006. As part of this plan termination, the STI stock will be purchased and any extra money employees have contributed will be refunded.

  To whom will STI report?

  STI will be owned by Omron Management Center of America, Inc., Omron's North American holding company. It will also report business and financial results through Omron Electronics LLC to Omron's Industrial Automation Business, the largest business segment within Omron. STI employees will continue to be STI employees, except for APG employees who will join the new company.

  What role will STI's leadership play within Omron?

  STI's management will play an important role in the integration and future success of the business.

  How do STI's products complement Omron's products?

  With this acquisition, Omron will have a complete array of safety products that fit the emerging needs of customers for improved safety, quality and productivity.

  Will we be closing/consolidating any facilities?

  There are currently are no plans to close or consolidate facilities in connection with this acquisition.

  Why is this good for STI's employees?

  They get to team up with a world-class leader in automation, control, and sensing technology with more than 70 years of experience. They get to leverage the customer relationships, global sales and distribution channels, efficient sourcing and manufacturing capabilities, and other resources that Omron has built over the years.

  Why is this good for Omron employees?

  Omron is translating our strategic goals into action. That's exciting because it means we're making the right moves to achieve profitable growth.

  What does this mean to the future of Omron and its employees?

  STI has products that are remarkably complementary to the current Omron product portfolio. This acquisition is another piece of the puzzle that adds up to success for Omron as we expand into an area expected to grow in the coming years.

  How will customers benefit from this acquisition?

Customers benefit from a global, strategic supplier positioned to provide complete safety, sensing, and automation solutions.

Additional Information and Where to Find It

STI intends to file a proxy statement in connection with the proposed transactions, a copy of which will be mailed to the shareholders of STI. STI's Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed transactions. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the "SEC") at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STI by going to STI's Investor Relations page on its corporate website at www.sti.com/financial/index.htm, by contacting STI in writing at 6550 Dumbarton Circle, Fremont, California 94555 or by calling STI at (510) 608-3400. In addition to the proxy statement, STI files annual, quarterly and current reports, proxy statements and other information with the SEC. A copy any such reports, statements or other information filed by the Company are available at the SEC public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

In addition, STI and its officers and directors may be deemed to be participants in the solicitation of proxies from STI's shareholders with respect to the proposed transactions. A description of any interests that STI's officers and directors have in the acquisition will be available in the proxy statement. Information concerning STI's directors and executive officers is set forth in STI's definitive proxy statement for its 2005 Annual Meeting of Shareholders filed with the SEC on April 25, 2005.